Exhibit 99.2

Ionis Employee FAQ

1.	What was announced?

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We announced that Ionis and Akcea have entered into a definitive agreement under which Ionis will acquire all of the outstanding shares of Akcea common stock it does not already own, approximately 24%.

•	This is another step forward in Ionis’ evolution and creates a stronger, more efficient organization to the benefit of all stakeholders.

•	We believe this transaction will ideally position Ionis to drive forward our vision and most effectively deliver our medicines to the patients who are depending on us.

2.	Why is Ionis acquiring Akcea? How does this transaction fit into Ionis’ strategy?

•	We believe there is significant strategic value in becoming one company – with one vision and one set of strategic priorities, led by one team.

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Since the founding of Akcea in 2015, and since its IPO in 2017, in close collaboration with Ionis, Akcea has launched Tegsedi globally and Waylivra in the EU, while advancing a late-stage pipeline and securing important partnerships. Over that same period, Ionis has evolved significantly. This is the right transaction at the right time.

•	This is another step toward building Ionis’ commercial strategy for the future.

•	We believe completing this transaction now enhances the future success of our company and accelerates our next phase of growth.

•	This transaction also further strengthens Ionis’ financial position.

3.	When will the transaction be completed and what can employees expect between now and then?

•	The transaction is expected to close in the fourth quarter of 2020, subject to customary closing conditions.

•	Until then, Ionis and Akcea will continue to operate as we have and it is business as usual.

4.	What does this mean for Ionis employees?

•	In creating a stronger, more efficient organization, this transaction will benefit all of our stakeholders, including our employees.

•	Until the transaction closes, which we expect in the fourth quarter of 2020, Ionis and Akcea will continue to operate as we have and it is business as usual.

•	Given how closely we work with Akcea on a day-to-day basis, we expect there will be minimal disruption.

•	For those who will be working on the team to further refine our long-term planning, we appreciate your support.

5.	Will there be layoffs of Ionis employees?

•	No. This transaction will not impact Ionis personnel.

6.	How will Akcea employees be integrated into the Ionis organization?

•	It is still early in the process, and there are many decisions that have yet to be made.

•	A team will be formed this week with representatives from both companies to determine how best to bring these two organizations together.

•	Between now and close, that team will work together to further refine our long-term planning.

•	We are committed to communicating transparently with you as decisions are made.

7.	What does this transaction mean for patients?

•	We believe this transaction will position Ionis to most effectively deliver medicines to the patients who are depending on us.

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As a stronger, more efficient organization, we will be even better positioned to deliver on the more than 10 marketing applications expected through 2025, which could potentially result in numerous new commercial medicines.

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We will have the financial strength to increase investments in Ionis’ pipeline, technology and commercial capabilities, and invest in complementary and/or disruptive technologies that will continue to broaden our reach.

•	This is another step toward building Ionis’ commercial strategy for the future.

8.	Can we discuss this news with Akcea employees?

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You should continue to partner with Akcea employees as you have historically. Please do not contact Akcea employees you do not typically partner with on day-to-day responsibilities until the transaction closes. Please be sensitive to the impact of your communications with any Akcea employee.

9.	What do I do if a shareholder, analyst or member of the media contacts me?

•	Please note that, except for certain company executives, Ionis employees are not authorized to speak publicly or communicate externally about this announcement, including on social media channels.

•	To that end, if you receive any inquiries from investors or analysts, please refer them to Wade. Inquiries from the media or other outside parties should be referred to Roslyn.

10.	Who do I contact with questions? Where can I go for more information?

•	Please reach out to your manager with any questions. We will keep you informed as we move forward.

Notice to Investors and Security Holders

The tender offer referred to in this communication has not yet commenced. The description contained in this communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Ionis will file with the Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy shares of Akcea common stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, Ionis will file a tender offer statement on Schedule TO and thereafter Akcea will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. AKCEA SHAREHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available free of charge at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Ionis or Akcea, as applicable. Copies of the documents filed with the SEC by Ionis will be available free of charge on Ionis’ internet website at https://ir.ionispharma.com/financial-information/sec-filings or by contacting Ionis’ investor relations contact at (760) 603-2681. Copies of the documents filed with the SEC by Akcea will be available free of charge on Akcea’s internet website at https://ir.akceatx.com/ or by contacting Akcea’s investor relations contact at (617) 841-9535.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents to be filed by Ionis, as well as the solicitation/recommendation statement to be filed by Akcea, Ionis and Akcea will also file quarterly and current reports with the SEC. Ionis’ and Akcea’s filings with the SEC are available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

Ionis Pharmaceuticals, Inc. assumes no obligation to update forward-looking statements contained in this communication as a result of new information or future events or developments except as required by law. This communication includes forward-looking statements regarding the business of Ionis Pharmaceuticals, Inc., including the business of Akcea Therapeutics, Inc., Ionis’ majority owned affiliate, and the proposed acquisition of Akcea that are subject to risks and uncertainties that could cause actual results to differ materially from those expressly or implied by such statements. Any statement describing Ionis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. Risks and uncertainties also include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition in the anticipated timeframe or at all, including uncertainties as to how many of Akcea’s stockholders will tender their Shares in the tender offer and the possibility that the acquisition does not close; disruption from the transaction making it more difficult to maintain business and operational relationships; risks that anticipated synergies will not be realized or may be delayed; and the magnitude of transaction costs. Ionis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Ionis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Ionis. In particular, we caution you that our forward-looking statements are subject to the ongoing and developing circumstances related to the COVID-19 pandemic, which may have a material adverse effect on our business, operations and future financial results. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Ionis’ programs are described in additional detail in Ionis’ quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the SEC. Copies of these and other documents are available from Ionis.